Exhibit 10.1

Sparton Corporation

425 North Martingale Road

Suite 1000

Schaumburg, Illinois 60173

800.772.7866

www.sparton.com

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT will be effective as of the first day of employment which will be agreed upon by both parties (“the Effective Date”), and is made between SPARTON CORPORATION, an Ohio corporation, whose headquarters are located at 425 N. Martingale Road, Suite 1000, Schaumburg, IL 60173, hereafter called “the Corporation,” as the employer, and Joseph McCormack, hereafter called “the Executive,” as the employee.

WHEREAS:

(a)	The Corporation wishes to retain the services of the Executive in the capacity of Senior Vice President, Chief Financial Officer; and

(b)	The Executive wishes to be employed by the Corporation in that capacity; and

(c)	The parties desire to set forth the terms and conditions of the employment of the Executive by the Corporation in writing;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

EMPLOYMENT AND DUTIES

1.1 The Corporation hereby agrees to employ the Executive as Senior Vice President, Chief Financial Officer, and the Executive agrees to such employment, all in accordance with the express terms, conditions, duties and obligations set forth in this Agreement. The parties agree that the relationship between the Corporation and the Executive created by this Agreement is that of employer and employee.

1.2 The Executive will be based at the Corporation’s headquarters located in Schaumburg, IL although travel may be required during the course of performing assigned job duties. However, it is agreed upon by both parties that the Executive’s main place of employment will be the headquarters in Schaumburg, IL.

1.3 The Executive will, during the term of this Agreement:

(a)	Perform all duties and responsibilities assigned to him as Senior Vice President, Chief Financial, and will report directly to the President/CEO or their designee.

The Executive also will be required to perform such other related duties and responsibilities as may be assigned to the Executive by the President/CEO or their designee, from time to time, which related duties and responsibilities will be in keeping with the general nature of the duties of Senior Vice President, Chief Financial Officer or other leadership responsibilities as assigned.

(b)	Devote the whole of his working time, attention and ability to the performance of his employment duties and responsibilities as set out herein, and truly and faithfully serve the best interests of the Corporation at all times. Executive’s duties may include providing services for both the Corporation and its affiliates.

(c)	The Executive understands and agrees that his duties will include his providing personal services to customers of the Corporation and the affiliates. The Executive understands and agrees that, as a condition of performing services for such customers, it may be necessary to agree to reasonable restrictions imposed for the protection of the customer (including, without limitation, confidentiality restrictions), and agrees to abide by such reasonable restrictions.

(d)	The Executive acknowledges and agrees that he owes a duty of loyalty, fidelity, and allegiance under the laws of Ohio and applicable federal law to act at all times in the best interests of the Corporation. In keeping with these duties, the Executive shall make full disclosure to the Corporation of all business opportunities pertaining to the Corporation’s business and shall not appropriate for the Executive’s own benefit any such opportunities.

1.4 The Executive agrees to comply with all applicable laws and the Corporation’s written policies or rules, exercise the utmost degree of integrity, honesty, fidelity and good faith, and perform his duties with the utmost degree of expertise, care and ability that may be expected of a person having the education, training and experience equivalent to the education, training and experience of the Executive.

ARTICLE II

TERM

2.1 The Executive’s employment will be “at will” employment, with no set term. The employment relationship may be terminated by either the Executive or the Corporation at any time, for any reason or for no reason, as is further set forth herein.

ARTICLE III

COMPENSATION

3.1 The Executive will be paid a base salary of Three Hundred Thirty Five Thousand ($335,000) Dollars per year, (the “Base Salary”) subject to all applicable statutory withholding of which will be paid in accordance with the Corporation’s regular payroll periods. The compensation payable to the Executive as contemplated by this Agreement will be subject to annual review by the President/CEO, or their designee.

3.2 In addition to the Base Salary provided for in Article 3.1 above, the Executive will be eligible for:

(a)	An annual performance bonus based upon the Corporation’s Short Term Incentive Plan (STIP) program provided certain target objectives, which will be established by the President/CEO, or their designee, have been attained. The Executive will have a performance bonus target of forty five (45%) percent of base salary with threshold and maximum targets established within the STIP. The bonus will be paid after a determination has been made regarding whether the required objectives were met, but in any event not later than ninety (90) days after the end of the particular fiscal year for which the bonus is being paid. No bonus will be due or payable to Executive if he is not continuously employed by the Corporation through and on the payment date of the bonus.

(b)	Participation in the Corporation’s annual Long Term Incentive Plan (LTIP) with an annual grant award target of Four Hundred Thousand Dollars ($400,000). This grant award shall be subject to the terms and conditions contained in the Corporation’s standard Award Agreement and the Amended and Restated Sparton Corporation Stock Incentive Plan. The grant of equity is expressly conditioned upon the Executive’s execution of the Award Agreement.

3.3 The Corporation agrees before, during and after the Agreement Term to indemnify and hold harmless Executive (and advance him expenses) to the fullest extent permitted by the Corporation’s articles of incorporation and/or code of regulations (by-laws), or if greater, in accordance with applicable law for actions or inactions of the Executive as an officer, director, employee or agent of the Corporation or any affiliate or as a fiduciary of any benefit plan of any of the foregoing or as otherwise set forth in the applicable document. Notwithstanding the foregoing, however, the Corporation’s obligation to defend, indemnify and hold harmless contained in this Section 3.3 shall not apply to claims between the Corporation and the Executive (including the Executive’s heirs, estate, executors and administrators) including, without limitation, disputes arising out of Article VII Confidentiality and Covenant-Not-To-Compete. The Corporation also agrees to provide the Executive with directors’ and officers’ liability insurance coverage both during and, with regard to matters occurring during, employment or while serving as a director of the Corporation or any affiliate, which coverage will be at a level at least equal to the level being maintained at such time for the then current officers and directors and shall continue until such time as suits can no longer be brought against the Executive as a matter of law; provided, however, that the Corporation shall not be required to maintain such insurance coverage unless the Board determines that it is obtainable at reasonable cost. Further, the Corporation and Executive shall execute and be subject to the Corporation’s standard Director and Officer Indemnification Agreement.

3.4 The provisions of this Agreement relating to compensation will be subject to the recovery policies established by the Board, consistent with and pursuant to applicable federal law, the rules of the Securities and Exchange Commission (“SEC”) and any stock exchange on which stock of the of the Corporation is traded, and the requirements of section 954 of the Dodd–Frank Wall Street Reform and Consumer Protection Act and final rules issued by the SEC thereunder (or implementing such provisions).

ARTICLE IV

BENEFITS

4.1 The Executive will be entitled to receive or to participate in all employee benefits offered to the salaried employees of the Corporation for which he qualifies, under the same terms and subject to the same conditions as are then in effect for other salaried employees, and as such benefits may exist from time to time during the period of his employment, including, without limitation, the Corporation’s medical, dental, vision, life/AD&D, disability plans, employee assistant programs, 401K plan, and any applicable incentive programs.

4.2 The Executive will also be eligible to participate in the Corporation’s executive Non-Qualified Deferred Compensation Plan (NQDC) which will be introduced to him through a customized one-on-one orientation meeting within his first 30 days of employment.

4.3 The Executive shall be reimbursed for all travel, meals, entertainment and other out-of-pocket expenses reasonably incurred by him on behalf of or in connection with performance of his duties and the business of the Corporation or any subsidiary, pursuant to the reasonable standards and guidelines established from time to time by the Corporation, provided that an expense reimbursement shall under no circumstances occur if the Executive submits the request for reimbursement later than ninety days after the date on which he incurred the expense. The Corporation, in its sole discretion, shall determine whether business expenses were reasonably incurred. Reimbursement shall be made within ninety days after request for reimbursement is submitted in accordance with the Corporation’s policy. No expense reimbursement during one taxable year shall affect the expenses that are eligible for reimbursement in another taxable year, no expense reimbursement shall be exchangeable for another benefit, and no expense shall be reimbursed later than the end of the taxable year following the taxable year in which the expense was incurred.

ARTICLE V

PAID TIME OFF

5.1 The Executive is eligible for nineteen (19) days of Paid Time Off (PTO) annually, which may be increased from time to time, provided that such PTO will be subject to the Corporation’s PTO policy.

ARTICLE VI

TERMINATION

6.1.1 Either the Executive or the Corporation will be entitled, upon written notice to the other party, to terminate this Agreement at any time, for any reason or for no reason, as the Executive’s employment is “at will.”

The Executive’s employment with the Corporation also may be terminated by the Corporation at any time for “Cause.” For the purposes of this Agreement, “Cause” will mean any of the following: (a) Executive’s personal dishonesty; (b) gross negligence; (c) violation of any law, rule or regulation; (c) breach of applicable confidentiality, nonsolicitation or noncompetition provisions to which he is subject, including such provisions under this Agreement; (d) a breach of any material provision of the Corporation’s Code of Business Conduct and Ethics or other policies and procedures; (e) use of alcohol or drugs to the extent such use adversely affects the Executive’s ability to perform his duties or adversely affects the business reputation of the Executive or the Corporation; (f) use of illegal drugs; or (g) failure or refusal to substantially perform Executive’s duties and responsibilities to the Corporation as reasonably determined from time to time by the President/CEO or their designee.

For any termination pursuant to subsections (d) or (g) above, the Corporation shall first give written notice of the breach to the Executive, and if the breach is susceptible to a cure, the Corporation shall give the Executive a reasonable opportunity to promptly (within 30 days) cure the breach.

The Executive may also terminate his employment with Corporation for “Good Reason.” “Good Reason” means either of the following: (a) a material adverse change in Executive’s title, duties or responsibilities, including reporting responsibilities, other than temporarily while disabled or otherwise incapacitated; or (b) a material breach of the Agreement. Good Reason will not exist unless and until (i) Executive provides Corporation with written notice of the acts alleged to constitute good reason no more than ninety (90) days after the initial existence of such acts, and (ii) Corporation fails to cure such acts within thirty (30) days of receipt of such notice. If Corporation fails to cure, Executive must terminate his employment within thirty (30) days following the expiration of such cure period for the termination to be for Good Reason.

6.1.2 In the event of the death or Disability of the Executive, the Corporation will be entitled to terminate Executive’s employment. Disability shall be defined as the inability of the Executive to effectively perform his duties due to physical or mental illness or injury, in the sole judgment of the Corporation, for a total of ninety (90) days out of any one hundred eighty (180) day period. Upon such termination, the Corporation will pay to the Executive, or in the event termination is due to death, to his legal personal representative, that portion of the Executive’s Base Salary owed up to and including the date of termination. This payment will be made within thirty days following termination of employment. Except for the obligation(s) to Executive from any applicable benefit plan, following such payment, the Corporation will have no further obligation to the Executive or his heirs and beneficiaries, under this Agreement.

6.2 If the Corporation terminates the Executive’s employment for any reason other than “Cause” (as defined above), death, or disability, or if the Executive terminates his employment for “Good Reason” (as defined above), the Corporation will provide Executive with the following Separation Benefits:

(a)	A one-time, severance payment equal to nine (9) months of current Base Salary. If, however, Executive is involuntarily terminated within twelve (12) months of a “Change in Control,” the severance payment will instead equal One Hundred Forty-Five Percent (145%) of the greater of Executive’s Base Salary at the time of the Change in Control or at the time Executive’s employment terminates. This severance payment will be made as a part of Corporation’s standard payroll over the applicable nine (9) or twelve (12) month period and will be subject to standard payroll deductions and all other legal requirements. The Severance Payment will commence on the first pay period after the expiration of any applicable revocation period following Executive’s date of termination.

(b)	Payment of nine (9) months of COBRA premiums or, in the event of an involuntary termination within twelve (12) months of a Change in Control only, twelve (12) months of COBRA premiums for medical insurance for Executive and/or his dependents if, and only if, Executive timely elects coverage for COBRA continuation.

(c)	Payment of outplacement services in an amount not to exceed twenty-five thousand dollars ($25,000).

(d)	Executive agrees that in order to receive the Separation Benefits, Executive must execute a separation agreement and general waiver and release of claims in a form satisfactory to the Corporation and he must return to the Corporation any property belonging to the Corporation which is in the Executive’s possession or under his control. If Executive fails to return the Release to Corporation in sufficient time so that it becomes irrevocable after the date of termination as provided under applicable law or the separation agreement and general waiver and release of claims, Executive will forfeit his right to the Separation Benefits. Executive further agrees that in the event he violates Article VII, the Corporation may terminate the Separation Benefits and Executive will repay any Separation Benefits in excess of one (1) month he has received.

(e)

For purpose of Article VI, the term “Change in Control” means: (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation; (ii) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve (12) month period) ownership of stock of the Corporation possessing thirty percent (30%) or more of the total voting power of the stock of the Corporation; (iii) a majority of the members of the Board of Directors is replaced during any twelve (12) month period by directors whose appointment is not endorsed by a majority of the members of the Board of Directors before the date of appointment or election; or (iv) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve (12) month period) assets from the Corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition or acquisitions.

(f)	This Section 6.3 is intended to satisfy the requirements of the exemption from the application of Code Section 409A for separation pay plans under Treasury Regulation Section 1.409A-1(b)(9). To the extent the aggregate payments due hereunder do not satisfy such exception or exceed two (2) times the lesser of (i) the Executive’s compensation for the Executive’s taxable year preceding the taxable year in which his Date of Termination occurs, or (ii) the Code Section 401(a)(17) limit for the taxable year in which the Executive’s Date of Termination of employment, such excess payments shall be subject to the provisions of Article X.

6.3 Unless otherwise consented to by the Corporation in writing, the Executive will be entitled, upon thirty (30) days written notice to the Corporation, to terminate this Agreement and his employment with the Corporation for any reason or for no reason, and in the event of such termination the Corporation will only be required to pay the Executive, on a pro-rata basis, his Base Salary which has accrued up to the date of termination.

6.4 Upon termination of this Agreement for whatever reason, the Executive will immediately deliver to the Corporation, all property of the Corporation which the Executive has in his possession or under his control.

ARTICLE VII

CONFIDENTIALITY AND COVENANT-NOT-TO-COMPETE

7.1 The Executive will execute the confidentiality agreement(s) and any such other agreements as are normally required to be executed by other Corporation salaried employees. During the period of his employment and thereafter, the Executive will abide by the terms of the said agreements and keep confidential all confidential information pertaining to the Corporation which the Executive learned while employed by the Corporation, as such confidential information is defined in the applicable confidentiality agreement(s). The promises, rights and obligations stated in Article VII will survive the termination of this Agreement.

7.2 Unless approved in advance in writing by Corporation’s Senior Vice President of Human Resources, the Executive will not, directly or indirectly, within the territory comprising the United States and Canada, for a period of eighteen (18) months following the date of termination of his employment for whatever reason, either individually or in partnership or jointly or in conjunction with any person or persons, firm, association, joint venture, syndicate, company or corporation as principal, agent, shareholder, employee, or consultant, engage in any business activity that directly involves any product or service similar to or competitive with any product or service of Corporation (including subsidiaries), or:

(a)	induce or attempt to influence or induce any of the employees of the Corporation (including its subsidiaries) to leave their employment;

(b)	hire, employ or utilize the services of any employee of the Corporation (including its subsidiaries); or

(c)	contact any Corporation customer (or prospective customer that Corporation is actively soliciting) for the purposes of: (i) inducing them to terminate their business relationship with Corporation, (ii) discouraging them from doing business with Corporation, or (iii) offering products or services that are similar to or competitive with those of Corporation. “Contact” with any customer includes responding to contact initiated by the customer

7.3 It is agreed between the parties that the terms of this Article are reasonable and that the Executive has received adequate consideration for the covenants and obligations undertaken by him, as contained herein. Executive further agrees that this Article is reasonably necessary for the protection of the Corporation’s confidential information as defined in the applicable confidentiality agreement(s). The Executive acknowledges that a breach or threatened breach by the Executive of the provisions of this Article may result in the Corporation suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the Executive agrees that the Corporation will be entitled to interim or permanent injunctive relief without having to prove damages or post a bond or other security, specific performance and other equitable remedies, in addition to any other relief to which the Corporation may become entitled, in the event of any such breach. Additionally, if Executive violates this Article, in addition to all other remedies available to the Corporation at law, in equity, and under contract, Executive agrees that he is obligated to pay all the Corporation’s costs of enforcement of this Article, including attorneys’ fees and expenses.

ARTICLE VIII

COOPERATION

8.1 Executive agrees that after the termination of his employment, Executive may have to cooperate with Corporation with respect to matters of which Executive may have knowledge due to Executive’s employment, including but not limited to any transition of

Executive’s work responsibilities and any defense of any claims, causes of action, or charges brought against Corporation. Executive agrees to cooperate fully with Corporation, including talking to and/or meeting with Corporation representatives, employees, agents and attorneys and providing, if necessary, testimony in any forum. Corporation in turn agrees to provide reasonable notice to Executive should Executive’s cooperation in any matter be required. Executive agrees that any failure to provide such cooperation as may be required shall be a breach of a material term of this Agreement.

ARTICLE IX

NOTICE

9.1 Any notice required to be given hereunder will be in writing and may be delivered personally or sent by facsimile transmission or other means of recorded electronic communications or sent by registered mail to the parties hereto at the following addresses:

To the Corporation:

Sparton Corporation

425 N. Martingale Road

Suite 1000

Schaumburg, IL 60173

Attention:	Larry Brand
Senior Vice President, Human Resources

To the Executive:

Joseph McCormack

4721 Grand Avenue

Western Springs, IL 60558

Any notice given will be deemed to have been given and received on the business day on which it was so delivered, and if not a business day, then on the business day next following the day of delivery, and, if sent by electronic communications or facsimile will be deemed to have been received on the next business day following the date of transmission and if mailed, will be deemed to have been given and received on the fifth day following the day on which it was so mailed.

9.2 Either party may change their address for notice in the aforesaid manner.

ARTICLE X

CODE SECTION 409A

10.1 To the extent a payment hereunder is, or shall become, subject to the application of Code Section 409A, the following shall apply:

(a)	The Corporation may delay payment hereunder only upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A, including, without limitation, payments that the Corporation reasonably anticipates will be subject to the application of Code Section 162(m), or will violate Federal securities laws or other applicable law; provided that any such delayed payment will be made at the earliest date at which the Corporation reasonably anticipates that the making of the payment would not cause such a violation;

(b)	The time or schedule of payment hereunder may be accelerated only upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A, including, without limitation, payment to a person other than the Executive to the extent necessary to fulfill the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)) or payment of the amount required to be included in income for the Executive as a result of failure of this Agreement at any time to meet the requirements of Code Section 409A with respect to the Executive;

(c)	If, as of the date Executive’s employment terminates, (1) any stock of the Corporation is publicly traded on an established securities market or otherwise; and (2) a payment is payable under this Agreement due to a termination of employment which is considered to be a “separation from service” for purposes of the rules under Treasury Regulation Section 1.409A-3(i)(2) (payments to specified employees upon a separation from service); and (3) the Executive is determined to be a “specified employee” (as determined under Treasury Regulation Section 1.409A-1(i)), then the payment shall be delayed until a date that is six (6) months after the date Executive’s employment terminates to the extent necessary to comply with the requirements of Code Section 409A and related Treasury Regulations; provided, however, that the payments to which the Executive would have been entitled during such six (6) month period, but for this Section 10.1(c), shall be accumulated and paid to the Executive on the first (1st) day of the seventh (7th) month following the date Executive’s employment terminates; and

(d)	This Agreement is intended to comply with the requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, as in effect from time to time. To the extent a provision of this Agreement is contrary to or fails to address the requirements of Code Section 409A and related Treasury Regulations, this Agreement shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable Treasury Regulations until this Agreement is appropriately amended to comply with such requirements.

ARTICLE XI

DISPUTES

11.1 In any action or proceeding relating to this Agreement or otherwise arising out of or in connection with the Executive’s employment by the Corporation, the parties agree that they shall be resolved by a bench trial and not a jury trial, and the parties agree that no damages other than compensatory damages shall be sought or claimed by either party and each party waives any right to a jury trial and any claim, right or entitlement to punitive, exemplary, statutory or consequential damages, or any other damages.

ARTICLE XII

GENERAL

12.1 Time will be of the essence in the performance of this Agreement.

12.2 This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contained herein and supersedes and replaces any previous agreements, contracts, oral understandings or discussions. This Agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto.

12.3 This Agreement will be construed and enforced in accordance with the laws of the Illinois, without regard to choice of law or conflicts of laws principles, and the parties hereby irrevocably consent to the jurisdiction of the Courts of the County of Cook County, Illinois, or for those matters which would be properly brought in federal court, to the jurisdiction of the U.S. District Court for the Northern District of Illinois.

12.4 This language of this Agreement reflects the mutual intent of the parties and will not be strictly construed against either party; therefore no rule of strict construction will apply in construing the terms of this Agreement.

12.5 This Agreement will be for the benefit of and will be binding upon Corporation, its successors and assigns and, at the discretion of the Corporation, upon any person, firm or corporation with which Corporation may be merged or consolidated or which may acquire all or substantially all of Corporation’s assets through sale, lease, liquidation or otherwise. The rights and benefits of Executive are personal to him and no such rights or benefits will be subject to assignment or transfer by Executive.

12.6 This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal personal representatives, successors and permitted assigns.

12.7 If for any reason, any provision or part of this Agreement will be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions or part provisions of this Agreement will not in any way be affected or impaired thereby.

12.8 The waiver by either party of any breach of the provisions of this Agreement will not operate or be construed as a waiver by that party of any other breach of the same or any other provision of this Agreement.

12.9 Except as specifically altered in this Agreement, nothing in this Agreement will detract from, alter, modify or amend any obligations or duties owed by the Executive to the Corporation, pursuant to any statute, regulation, or at common law or equity.

12.10 This Agreement may be executed in any number of counter-parts, all of which when taken together, will constitute one original Agreement.

IN WITNESS WHEREOF the parties hereto acknowledge and agree that they have read and understand the terms of this Agreement, and that they have executed this Agreement of their own free act, on the dates set forth below, to be effective as of the Effective Date set forth herein.

SPARTON CORPORATION:

By:

/s/ Larry Brand
Larry Brand
Date: 9/4/15	Senior Vice President, Human Resources

EXECUTIVE:

/s/ Joseph McCormack
Joseph McCormack
Date: 9/4/15